[HALFMOON BAY LOGO OMITTED]
                                                   HALFMOON BAY ENTERPRISES INC.
                                             Suite 10.3 West Wing, Rohas Perkasa
                                                                   9 Jalan Perak
                                                              Kuala Lumpur 50450
                                                       Telephone: +603 2161 1552
                                                             Fax: +603 2163 3552

                                Letter of Intent

19th February 2008

Board of Directors
Electronic Sensor Technology
1077 Business Center Circle
Newbury Park, CA 91320

Dear Sirs:

This letter of intent reflects our understanding of the basic terms related to the investment by Halfmoon Bay Enterprises Ltd(the "Investor") of Trident Chambers, PO Box 146, Road Town Tortola, BVI into Electronic Sensor Technology, Inc. (the "Company").

Investor agrees to invest the total sum of $5.5 million. Of that amount $3.5 million will be in the form of common equity. The price shall be 90% of the closing price of the stock on the day preceding the closing or $0.08, whichever is the lesser. The balance of $2.0 million shall be in the form of a convertible debenture with the following terms: The debenture will be repayable five (5) years from the closing date. Interest shall be at the rate of 9% per annum payable half-yearly. The conversion rate of the debentures into common shares shall be at a 20% premium of the price per share of the equity portion of the investment by the investor.

The Company will use it best efforts to file a registration statement covering the underlying shares one year from the closing date.

The company has an understanding with its current $7 million 8% convertible debenture holders that they will accept $3.5 million in payment for $3.5 million principal and will convert the balance at $0.35 per share. The debenture holders also agree to the cancellation of 50% of their approximately 12.2 million warrants exercisable at $0.40. This will result in a complete extinguishment of the debenture; The Company agrees to use the proceeds to extinguish the debenture.

The parties agree that the investment is contingent upon the extinguishment of the debenture and that the closing of the investment and extinguishment of the debenture are to occur simultaneously.

Upon closing of the transaction, investor will own more than one-third (1/3) of the outstanding common shares of the company. The company will use it best efforts to nominate and elect directors as recommended by the investor proportional to its ownership.
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This letter reflects the current understanding of the parties and is subject to the normal closing conditions including the execution of definitive agreements covering the transactions contemplated under this letter of intent and the absence of any material adverse changes at the company.

The parties agree to use best efforts to close the transaction within 1 month of the date of this agreement.

Please indicate your acceptance of this letter of intent by signing below.

Very truly yours,

/s/ Tan Sri Wan Azmi Wan Hamzah


Authorised Signatory

Halfmoon Bay Enterprises Ltd

Agreed and accepted:

/s/ Barry S. Howe 2/26/08


-------------------------
Barry S. Howe
President and CEO